Weintraub LAW GROUP PC
Business and Corporate Finance

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December 30, 2021

Artificial Intelligence Technology Solutions Inc.
10800 Galaxie Avenue
Ferndale, Michigan 48220

Re: Prospectus Supplement Related to Registration Statement on Form S-3 (File No. 333-259260)

Ladies and Gentlemen:

Weintraub Law Group P.C. ("we" and "our") have acted as special counsel to Artificial Intelligence Technology Solutions Inc., a corporation duly incorporated under the laws of the State of Nevada (the "Company"), in connection with the issuance and sale by the Company of up to four hundred million (400,000,000) shares of the Company's common stock (the "Shares") pursuant to the Purchase Agreement dated December 26, 2021 (the "Purchase Agreement") by and between the Company and GHS Investments Inc., the purchaser signatory to the Purchase Agreement.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

- The Articles of Incorporation of the Company, as amended to the date of this letter (the "Charter"),
- The bylaws of the Company, as amended to the date of this letter (the "Bylaws"),
- The resolutions adopted by the Board of Directors of the Company relating to the Purchase Agreement and the Prospectus Supplement,
- The Purchase Agreement,
- The Registration Statement on Form S-3 (Registration No. 333-259260) as filed by the Company with the Securities and Exchange Commission (the "SEC") on September 2, 2021, and declared effective by the SEC on September 10, 2021 (the "Registration Statement"), and
- The prospectus supplement submitted for filing with the SEC on December 30, 2021 pursuant to Rule 424(b)(5) (the "Prospectus Supplement"), together with the base prospectus dated September 10, 2021.

In our examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or

other copies and the authenticity of the originals of such documents, and (v) the completeness in all material respects of all records and other information made available to us by the Company on which we have relied. As to all questions of fact material to this opinion, we have relied without independent investigation or verification upon the above-referenced certificates or comparable documents and other documents delivered pursuant thereto; we have not performed or had performed any independent research of public records. Moreover, we have assumed the accuracy and completeness of certificates, letters, other comparable documents and oral and written statements from public officials and officers and representatives of the Company dated before the date of this letter.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth in this letter, we are of the opinion that:

With respect to an offering of Shares covered by the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable when:

(i) the Prospectus Supplement shall have been filed with the SEC in compliance with the Securities Act and the rules and regulations under the Securities Act;

(ii) the Board of Directors has duly adopted final resolutions in conformity with the Charter, the Bylaws and the Resolutions authorizing the issuance and sale of the Shares;

(iii) the Shares will be issued and sold as contemplated in the Registration Statement and the Prospectus Supplement;

(iv) certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered in accordance with the applicable definitive purchase, underwriting or similar agreement upon payment of the agreed consideration for the Shares in an amount not less than the par value of the Common Stock or, if any Shares are to be issued in uncertificated form, the Company's books shall reflect the issuance of the Shares in accordance with the applicable definitive purchase, underwriting or similar agreement upon payment of the agreed consideration for the Shares in an amount not less than the par value of the Common Stock;

(v) the issuance, sale and delivery of the Shares will not (A) contravene or violate the Charter or Bylaws, (B) violate any law, rule or regulation applicable to the Company, (C) result in a default under or breach of any agreement or instrument binding upon the Company or any order, judgment or decree of any court or governmental authority applicable to the Company, or (D) require any authorization, approval or other action by, or notice to or filing with, any court or governmental authority (other than such authorizations, approvals, actions, notices or filings which shall have been obtained or made, as the case may be, and which shall be in full force and effect);

(vi) the authorization of the issuance, sale and delivery of the Shares by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and

(vii) the Charter and the Bylaws, each as currently in effect, will not have been modified or amended and will be in full force and effect.

This opinion letter is limited to the Revised Nevada Statutes and the federal laws of the United States of America. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, or any state securities or blue sky laws.

The opinion expressed in this letter is rendered as of the date of this letter and is based on existing law, which is subject to change. Where our opinion expressed in this letter refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date of this letter and such future date. We do not undertake to advise the SEC or any other third-party of any changes in the opinion expressed in this letter from matters that may hereafter arise or be brought to our attention or to revise or supplement our opinion if the current laws of any jurisdiction are changed by legislative action, judicial decision, or otherwise.

Our opinion expressed in this letter is limited to the matters expressly stated in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the use of this letter as an exhibit to the Prospectus Supplement and to any and all references to our firm in the Prospectus Supplement and Prospectus that is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Respectfully,

/s/ Richard A. Weintraub
Weintraub Law Group P.C.
Richard A. Weintraub, Esq.